Exhibit 10.3

Change in Control Bonus Agreement

Effective May 23, 2006

THIS CHANGE IN CONTROL BONUS AGREEMENT is entered into as of May 23, 2006 by and between The Sands Regent (“Sands”) and Cornelius T. Klerk (“Employee”).

WHEREAS, Employee has substantial executive management experience;

WHEREAS, Sands would like to secure the continued services of Employee and to ensure his continued dedication to his duties in the event of the occurrence of a Change in Control;

WHEREAS, Sands would like to enhance the value of Sands by motivating superior performance by means of an incentive that is directly related to value received by Sands in a sale;

SECTION 1 Change in Control

1.1. In the case of the following events (each a “Change in Control”), and subject to the other terms of this Agreement, Employee will be eligible to receive the Bonus described in Section 2:

(a) the consummation of a merger, consolidation, statutory share exchange, short form merger or similar form of corporate transaction involving Sands or any member of the Sands Group including by way of acquisition of shares (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Sands Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Sands Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Sands Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or an existing Sands shareholder, with greater than 50% beneficial ownership of the Sands Voting Securities prior to the Business Combination, whose percentage beneficial ownership compared to the other Sands shareholders in existence immediately prior to the Business Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(b) the consummation of a sale of all or substantially all of Sands’s assets (a “Sale”) in one or a series of related transactions. For purposes of this Agreement, a sale of assets representing 50% or more of the book value, revenues or net income of Sands shall be deemed to be a sale of “substantially” all of the assets of Sands.

SECTION 2 Bonus and Payment

Bonus Amount. In case of a Change in Control that occurs on or before March 31, 2007, or a Change in Control that occurs as a result of a definitive agreement that is signed on or before March 31, 2007, the amount of the Bonus will One Hundred Fifty Thousand dollars ($150,000.00).

2.1. Payment. Provided that the conditions specified in Section 3 are satisfied and subject to Section 4, within 10 days following a Change in Control, Sands will pay to Employee an amount in cash equal to the Bonus, as calculated in Section 2.1.

2.2. Special Payment Provisions. In the case of a Business Combination or Sale, if the terms of the definitive agreement that results in the Change in Control involve any provisions:

pursuant to which a part of the Transaction Price will be paid to Sands or the Sands shareholders in one or more installments after the Business Combination or Sale or any other deferral of the payment of the Sale Price, then payment of the Bonus will be pro-rated so that:

(a) a portion of the Bonus, based on the portion of the Transaction Price paid to Sands or the Sands shareholders at the Transaction Date, will be paid to the Employee in accordance with Section 2.2 above and

(b) an additional portion of the Bonus will be paid to Employee within 10 days following the date any additional portion of the Transaction Price is paid to Sands or the Sands shareholders.

SECTION 3 Conditions to Receive Bonus

3.1. Employee will not be entitled to receive a Bonus and will forfeit all rights with respect to the Bonus if for any reason Employee is not an employee of any member of the Sands Group on the date of the Change in Control.

3.2. Notwithstanding the foregoing, if Employee is terminated prior to the Transaction Date by Sands without Cause, Employee will be entitled to receive the Bonus that would have become due and payable had he remained an employee through such date.

SECTION 4 Term, Expiration and Amendment

4.1. This Agreement is effective as of March 31, 2006 and will expire as follows: If a Change in Control has not occurred prior to March 31, 2007, all Bonuses will be forfeited and will be of no further force or effect; provided however that if a definitive agreement has been executed on or prior to March 31, 2007 that would result in a Change in Control upon consummation, then this Agreement will expire on the earlier of (i) March 31, 2007 or (ii) the termination of such definitive agreement. If a Change in Control occurs after the expiration of this Agreement, Employee will not be entitled to any Bonus.

4.2. This Agreement may be amended or terminated only with the written consent of all parties hereto.

SECTION 5 Miscellaneous

5.1. This Agreement is not in any way intended to create any guaranteed period of continued employment; Employee’s employment shall at all times continue to be governed by the terms of his Employment Agreement. Participation in this Agreement will not constitute or imply any employment rights.

5.2. No Bonus will be assignable or transferable other than by will or by the laws of descent and distribution, nor will such Bonus be subject to alienation, assignment, garnishment, execution or levy of any kind.

5.3. Sands will have the right to withhold from any payment made under this Agreement any Federal, State or local taxes required by law to be withheld with respect to the payment of the Bonus.

5.4. Any Bonus under this Agreement will constitute a special incentive payment to Employee and will not be taken into account in computing the amount of salary or compensation of Employee for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance, severance or other compensation or benefit plan of the Sands Group or under any agreement with the Employee, unless such plan or agreement specifically provides otherwise.

5.5. All rights and obligations under this Agreement will be construed and interpreted in accordance with the laws of the State of Nevada, applicable to agreements made and wholly to be performed in the State of Nevada.

5.6. It is Sands Group’s and the Employee’s intention that this Agreement comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended. If either party believes, at any time, that this Agreement as amended does not so comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply and that amendment will have the most limited possible economic effect on Sands Group and the Employee.

SECTION 6 Definitions

6.1. Bonus has the meaning set forth in Section 2.1.

6.2. Business Combination has the meaning set forth in Section 1.1(a).

6.3. Cause has the meaning set forth in Section 1(a) of the Employment Agreement.

6.4. Employee means Cornelius T. Klerk.

6.5. Employment Agreement means the Employment Agreement Dated April 1, 2005 between Sands, and Employee

6.6. Incumbent Directors means individuals who, on January 1, 2006, constitute the Board of Directors of Sands, provided that any person becoming a director subsequent to January 1, 2006, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Sands in which such person is named as a nominee for director, without written objection to such nomination), shall also be an Incumbent Director.

6.7. Sands means The Sands Regent.

6.8. Sands Group means Sands, and any other corporation or other entity which at the relevant times is more than fifty percent (50%) owned, directly or indirectly, by Sands.

6.9. Sands Voting Securities means securities of Sands representing 50% or more of the combined voting power of Sands’s then outstanding securities eligible to vote for the election of the Board of Directors.

6.10. Blank

6.11. Sale has the meaning set forth in Section 1.1(b).

6.12. Transaction Date means the date on which a Sale or Business Combination is consummated.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE SANDS REGENT		CORNELIUS T. KLERK

By:	/s/ The Sands Regent	By:	/s/ Cornelius T. Klerk

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